Exhibit 99.1

InfoSpace Appoints George M. Tronsrue III to Board of Directors

BELLEVUE, Wash.—(BUSINESS WIRE)—Feb. 14, 2003—InfoSpace, Inc. (Nasdaq:INSP), a provider of wireless and Internet software and application services, today announced the appointment of George M. Tronsrue III to the Company’s Board of Directors.

Tronsrue is chairman and chief executive officer of Monet Mobile Networks, Inc., a Seattle-based wireless Internet service provider. Prior to Monet Mobile, Tronsrue was president and chief operating officer of XO Communications (formerly NEXTLINK Communications).

“George is an accomplished and seasoned executive and brings to InfoSpace a depth of experience successfully building and running companies for whom the maintenance of a highly reliable and scalable network infrastructure is critical,” said Jim Voelker, chairman, CEO and president of InfoSpace.

“InfoSpace is strategically positioned, through its customers, employees, products and strong balance sheet, to establish market leadership in several high-growth areas,” said Tronsrue. “I’m pleased to join the InfoSpace board and look forward to helping the Company capitalize on the opportunities that lie ahead.”

Prior to his tenure at XO Communications, Tronsrue was an initial executive management member of e.spire Communications Group responsible for building out the Internet data and fiber infrastructure in their first 30 markets.

A graduate of the U.S. Military Academy, Tronsrue also serves on the Board of Directors for several private and charitable organizations.

About InfoSpace, Inc.

InfoSpace, Inc. (Nasdaq:INSP) provides wireless and Internet software and application services. The Company develops software technologies that enable customers to efficiently offer a broad array of network-based services under their own brand to any device. InfoSpace corporate information can be found at www.infospaceinc.com.

This release contains forward-looking statements relating to the development of InfoSpace, Inc.’s products and services and future operating results, including statements regarding the appointment of George M. Tronsrue III to the InfoSpace Board of Directors, that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results include the progress and costs of the development of our products and services and the timing of market acceptance of those products and services. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Quarterly Report on Form 10-Q, in the section entitled “Factors Affecting Our Operating Results, Business Prospects and Market Price of Stock.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:

InfoSpace, Inc.

Adam Whinston, 425/201-8946

adam.whinston@infospace.com